Exhibit 10.12

COST-SHARING AGREEMENT

THIS COST-SHARING AGREEMENT (this “Agreement”) is effective as of June 1, 2021 (the “Effective Date”), by and between (i) Venice Brands Acquisition Corp I, a Delaware corporation (the “Company”), and (ii) Venice Brands, LLC, a California limited liability company (the “Manager”).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.    The Manager is the manager of the Company’s sponsor, VB SPAC Holdings LLC, a Delaware limited liability company.

B.    In order to reduce the Company’s administrative and other costs of supporting its officers and employees (the “Company’s Employees”), the Company intends to utilize office space at the Manager’s offices at 1509 Abbot Kinney Blvd., Suite 200, Venice, CA 90291 (the “Premises”).

C.    The parties desire to provide for a cost-sharing arrangement relating to the Company’s use of certain overhead items at the Premises such as space, utilities and other administrative services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Shared Costs. The Manager shall furnish, either directly or through third-parties engaged by the Manager, subject to reimbursement by the Company as provided in Section 2 below, all or part of the following services to be utilized by the Company’s Employees: the Premises, including related janitorial and utility services; furniture, furnishings and equipment (including computer equipment); telephone, internet and fax services; mail service, including postage, and messenger services; and property insurance coverage.

2.    Reimbursement of Shared Costs. The Company agrees to reimburse the Manager, on a monthly basis, $5,000.00 for the costs of the services and facilities provided hereunder. Such payments shall be made on the 1st day of each calendar month, or the next business day if the first day is a weekend or holiday.

4.     Term. This Agreement shall commence on the Effective Date and shall continue for a period of twelve (12) months from the Effective Date, with the option to renew on the same terms through the mutual written consent of the parties.

5.    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be given to the parties at the Premises.

6.     Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

7.     Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

8.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

VENICE BRANDS, LLC

By:	/s/ Greg Willsey

Name:	Greg Willsey
Title	Manager

VENICE BRANDS ACQUISITION CORP I

By:	/s/ Greg Willsey

Name:	Greg Willsey
Title	CEO